Exhibit 99.1

Investor Contact:	Media Contact:
Peter O’Neill	Brad Kieffer
(818) 676-8692	(818) 676-6833
peter.oneill@healthnet.com	brad.kieffer@healthnet.com

HEALTH NET REPORTS THIRD QUARTER 2015 RESULTS

Company Reports GAAP Net Income of $60.3 Million, or $0.77 per Diluted Share

Western Region Operations and Government Contracts Segments Produce

Combined Net Income of $0.96 per Diluted Share in Third Quarter of 2015

Consolidated MCR Improves to 83.4 Percent in Third Quarter of 2015

LOS ANGELES, November 2, 2015 - Health Net, Inc. (NYSE: HNT) today announced 2015 third quarter GAAP net income of $60.3 million, or $0.77 per diluted share, compared with a GAAP net loss of $8.9 million, or a loss of $0.11 per share, for the third quarter of 2014 and GAAP net income of $58.4 million, or $0.75 per diluted share, for the second quarter of 2015.

In the third quarter of 2015, Health Net incurred $21.7 million of pretax expenses primarily as a result of information technology costs associated with the suspension of the previously announced transaction with a wholly owned subsidiary of Cognizant Technology Solutions Corporation (Cognizant). In addition, this amount includes $5.2 million of pretax expenses related to the company’s previously announced definitive merger agreement with Centene Corporation (Centene). Efforts toward the commencement of services pursuant to the Cognizant transaction were suspended in connection with Health Net’s July 2, 2015 announcement that it had entered into a definitive merger agreement with Centene (see Recent Events).

The company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net income of $75.1 million, or $0.96 per diluted share, in the third quarter of 2015 compared with $58.5 million, or $0.72 per diluted share, in the third quarter of 2014 and $74.6 million, or $0.95 per diluted share, in the second quarter of 2015.

RECENT EVENTS

On July 2, 2015, Health Net announced that it had entered into a definitive merger agreement with Centene under which Centene will acquire all of the issued and outstanding shares of Health Net, subject to the terms and conditions of the merger agreement.

Centene and Health Net received early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on August 11, 2015.

On October 23, 2015, Health Net’s stockholders voted to approve the adoption of the merger agreement with Centene. On the same date, Centene’s stockholders voted to approve the issuance of Centene common stock to stockholders of Health Net in connection with Centene’s pending merger with Health Net.

Health Net continues to expect that the transaction will close in early 2016, subject to receipt of required regulatory approvals and satisfaction of other customary closing conditions.

2015 GUIDANCE

Health Net is lowering GAAP earnings per diluted share guidance from $2.70 to $2.50 for the full year 2015. This adjustment primarily reflects third quarter expenses that were incurred as a result of information technology costs in connection with the suspension of the Cognizant transaction as well as costs related to the pending merger transaction with Centene. Health Net is maintaining diluted EPS guidance for the combined Western Region and Government Contracts segments at a range of $3.25 to $3.35 for the full year 2015.

GAAP diluted EPS guidance and diluted EPS guidance for the combined Western Region and Government Contracts segments for the full year 2015 do not include expected fourth quarter 2015 costs associated with the pending merger transaction with Centene or expected fourth quarter 2015 expenses due to the suspension of the Cognizant transaction.

THIRD QUARTER 2015 HIGHLIGHTS

Highlights from the third quarter of 2015 include:

1.	Health Net’s total revenues grew 9.6 percent in the third quarter of 2015 compared with the third quarter of 2014, and health plan services premiums revenues rose 9.5 percent over the same period;

2.	Combined net income for Health Net’s Western Region and Government Contracts segments rose 28.3 percent in the third quarter of 2015 compared with the third quarter of 2014;

3.	The company’s Western Region pretax margin increased 140 basis points to 4.3 percent in the third quarter of 2015 compared with the third quarter of 2014 and increased 50 basis points compared with the second quarter of 2015;

4.	Enrollment in the company’s Western Region health plans grew by 6.4 percent to 3.3 million members as of September 30, 2015 compared with 3.1 million members as of September 30, 2014, and increased by 1.0 percent compared with 3.2 million members as of June 30, 2015;

5.	Total Medicaid enrollment increased by 17.8 percent, or 279,000 members, to 1.8 million members as of September 30, 2015 compared with September 30, 2014, and rose by 3.1 percent, or 56,000 members, compared with June 30, 2015; and

6.	Health Net’s Western Region health plan services Medical Care Ratio (MCR) improved by 210 basis points year-over-year to 83.4 percent in the third quarter of 2015 and improved by 60 basis points sequentially compared with the second quarter of 2015.

“The third quarter of 2015 continued our positive momentum that we expected for this year,” said Jay Gellert, Health Net’s president and chief executive officer. “We will remain focused on a disciplined execution of our strategy while we work to complete the Centene merger transaction.”

CONSOLIDATED RESULTS

Health Net’s total revenues increased 9.6 percent in the third quarter of 2015 to $4.2 billion from $3.8 billion in the third quarter of 2014 and were essentially flat compared with the second quarter of 2015. The year-over-year increase in total revenues was primarily due to an increase in enrollment in the company’s Western Region health plans. Health plan services premiums revenues were approximately $4.0 billion in the third quarter of 2015, an increase of 9.5 percent compared with the third quarter of 2014.

Total expenses increased 6.2 percent in the third quarter of 2015 to $4.0 billion from $3.8 billion in the third quarter of 2014 and were essentially flat compared with the second quarter of 2015. Health plan services expenses increased by 6.9 percent to approximately $3.3 billion in the third quarter of 2015 compared with the third quarter of 2014.

Included in total expenses are $21.7 million, $26.4 million and $47.3 million of expenses primarily related to the transaction with Cognizant for the three months ended September 30, 2015, June 30, 2015 and March 31, 2015, respectively. With respect to the third quarter of 2015, these expenses were primarily information technology expenses associated with the suspension of the Cognizant transaction. In addition, these expenses in the third quarter of 2015 include $5.2 million of pretax expenses related to Health Net’s definitive merger agreement with Centene.

Western Region Health Plan Services

Health plan services premiums revenues in the Western Region of $4.0 billion in the third quarter of 2015 increased by 9.5 percent compared with $3.6 billion in the third quarter of 2014, primarily due to enrollment growth from Medicaid expansion.

Health plan services expenses in the company’s Western Region of $3.3 billion in the third quarter of 2015 increased by 6.9 percent compared with $3.1 billion in the third quarter of 2014, primarily as a result of enrollment growth from Medicaid expansion.

Government Contracts Segment

Government Contracts revenues in the third quarter of 2015 were $160.7 million compared with $146.2 million in the third quarter of 2014 and $141.1 million in the second quarter of 2015. The increase in Government Contracts revenues in the third quarter of 2015 was primarily due to increased revenues from the Department of Veterans Affairs (VA) Patient-Centered Community Care (PC3) program.

Government Contracts expenses in the third quarter of 2015 were $158.2 million compared with $123.6 million in the third quarter of 2014 and $137.2 million in the second quarter of 2015.

As a result of the expedited implementation of the PC3 program, the company experienced higher-than-expected costs in the third quarter of 2015. In total, the company expects to spend approximately $40 million in ramp-up costs in 2015 which are not expected to recur in 2016.

As previously reported, the VA notified Health Net on July 27, 2015 of its intent to exercise option period two for the PC3 program. This one-year option period commenced on October 1, 2015, and continues the health care services provided to veterans in all or portions of 37 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

On July 23, 2015, Health Net responded to the U.S. Department of Defense’s (DoD) request for proposal for the next generation TRICARE contract which will reduce the three existing TRICARE regions to two regions. In March 2015, the DoD modified the company’s T-3 contract for the TRICARE North Region to add three additional one-year option periods and awarded Health Net the first of the three option periods, which allows the company to continue providing access to health care services to TRICARE beneficiaries through March 31, 2016.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at September 30, 2015 was approximately 3.3 million members, an increase of 6.4 percent from enrollment at September 30, 2014, and an increase of 1.0 percent from June 30, 2015.

Total enrollment in the company’s California health plans at September 30, 2015 was approximately 2.9 million members, an increase of 10.2 percent from enrollment at September 30, 2014, and an increase of 1.8 percent from enrollment at June 30, 2015.

Western Region commercial enrollment at September 30, 2015 was approximately 1.1 million, a decrease of 7.7 percent compared with enrollment at September 30, 2014, and a decrease of 1.9 percent compared with June 30, 2015. The year-over-year decrease was primarily due to membership decreases in the company’s large group business in California and individual business in Arizona.

Membership in tailored network products represented 54.9 percent of the company’s Western Region commercial membership at September 30, 2015, a 320 basis point increase compared with 51.7 percent at September 30, 2014, and up 20 basis points compared with 54.7 percent at June 30, 2015.

Enrollment in the company’s Medicare Advantage (MA) plans at September 30, 2015 was 270,000 members, essentially flat when compared with enrollment of 271,000 members at September 30, 2014 and 269,000 members at June 30, 2015.

Medicaid enrollment increased 17.8 percent to approximately 1.8 million members at September 30, 2015 compared with approximately 1.6 million members at September 30, 2014, and increased 3.1 percent compared with June 30, 2015. These increases are primarily due to Medicaid expansion under the Affordable Care Act (ACA).

In the third quarter of 2015, enrollment increased year-over-year in each of the three health plan categories for members who are dually eligible for both Medicare and Medicaid.

•	In MA plans for dually-eligible members, enrollment was approximately 28,000 members in Los Angeles and San Diego counties at September 30, 2015 compared with approximately 27,000 at September 30, 2014 and June 30, 2015.

•	Membership in the company’s managed long-term services and supports (LTSS) program in these demonstration counties was approximately 120,000 at September 30, 2015 compared with approximately 37,000 at September 30, 2014 and compared with approximately 112,000 at June 30, 2015.

•	Enrollment in Health Net’s dual eligible demonstration project (Cal MediConnect) was 24,000 at September 30, 2015, an increase of 15,000 members compared with enrollment of 9,000 at September 30, 2014, and a decrease of 11.1 percent, or 3,000 members, compared with dual eligible enrollment at June 30, 2015.

As of October 1, 2015, Health Net administered benefits to 42 percent of the Cal MediConnect enrollment in Los Angeles County and 20 percent of the enrollment in San Diego County. Enrollment in this line of business continued to be challenged by higher-than-expected opt-out rates during the third quarter of 2015.

Investment Income

Net investment income for the Western Region was $13.9 million in the third quarter of 2015 compared with $11.0 million in the third quarter of 2014 and $16.4 million in the second quarter of 2015.

Western Region Operations Premiums

Western Region premiums per member per month (PMPM) increased by 1.2 percent to approximately $406 in the third quarter of 2015 compared with approximately $401 in the third quarter of 2014.

Western Region Health Care Cost Trends and Medical Care Ratio (MCR)

Health care costs PMPM for the Western Region decreased by 1.2 percent to approximately $338 in the third quarter of 2015 compared with approximately $343 in the third quarter of 2014.

“Consistent with the first half of 2015, health care cost trends remained moderate and within expectations in the third quarter,” said James Woys, Health Net’s chief financial and operating officer. “This has helped lead to a continued improvement in the company’s consolidated medical care ratio.”

The Western Region health plan services consolidated MCR was 83.4 percent in the third quarter of 2015 compared with 85.5 percent in the third quarter of 2014 and 84.0 percent in the second quarter of 2015, representing an improvement of 210 basis points year-over-year and 60 basis points sequentially. The improvement is primarily due to better performance in the company’s Medicaid business.

General and Administrative (G&A) Expenses

G&A expenses in the Western Region were $420.6 million in the third quarter of 2015 compared with $353.4 million in the third quarter of 2014 and $422.6 million in the second quarter of 2015. The G&A expense ratio was 10.6 percent in the third quarter of 2015 compared with 9.7 percent in the third quarter of 2014 and 10.5 percent in the second quarter of 2015.

Health Net’s administrative expense ratio was 6.8 percent in the third quarter of 2015, a 20 basis point increase compared with the third quarter of 2014 and a 10 basis point decrease compared with the second quarter of 2015. The administrative expense ratio does not include premium taxes and ACA-related fees.

BALANCE SHEET

Cash and investments as of September 30, 2015 were approximately $3.2 billion compared with approximately $2.8 billion as of September 30, 2014.

Reserves for claims and other settlements were $1.7 billion as of September 30, 2015 compared with $1.7 billion as of September 30, 2014 and $1.8 billion as of June 30, 2015.

Days claims payable (DCP) for the third quarter of 2015 was 46.7 days compared with 51.4 days in the third quarter of 2014 and 47.6 days in the second quarter of 2015.

On an adjusted1 basis, DCP for the third quarter of 2015 was 63.4 days compared with 65.3 days in the third quarter of 2014 and 59.1 days in the second quarter of 2015. Adjusted DCP met expectations for the third quarter of 2015. Adjusted DCP for the second quarter of 2015 was lower, primarily due to the payment of provider risk sharing and incentive programs.

The company’s debt-to-total capital ratio was 25.4 percent as of September 30, 2015 compared with 22.1 percent as of September 30, 2014 and 26.3 percent as of June 30, 2015.

CASH FLOW FROM OPERATIONS

Operating cash flow was negative $30.7 million in the third quarter of 2015.

“Operating cash flow in the third quarter of 2015 was negatively impacted by a $123 million net disbursement for ACA-related programs, including payment of the health insurer fee and net settlements for the ACA’s risk adjustment and reinsurance programs for the year 2014,” noted Woys.

The company noted that cash at the parent was $100.9 million at September 30, 2015.

STOCK REPURCHASE UPDATE

Health Net did not repurchase any shares of its common stock in the third quarter of 2015. At September 30, 2015, approximately $306 million of authorization under the company’s existing $400 million stock repurchase program remained.

The company’s stock repurchase program is suspended for the balance of 2015 as a result of Health Net’s pending merger agreement with Centene.

[1]	See “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 6.1 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid and dual eligible programs, as well as programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Health Net also offers behavioral health, substance abuse and employee assistance programs, and managed health care products related to prescription drugs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to a number of factors, variables or events. Certain of these factors relate to the company’s proposed business combination with Centene Corporation (“Centene”), including, among other things, the expected closing date of the transaction; the possibility that the expected synergies and value creation from the proposed merger will not be realized, or will not be realized within the expected time period, including as a result of conditions, terms, obligations or restrictions imposed by regulators in connection with their approval of or consent to the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; the risk that financing for the transaction may not be available on favorable terms; and certain other risks associated with the merger, as more fully discussed in the definitive joint proxy statement/prospectus that was filed with the SEC on September 21, 2015, in connection with the merger. Other factors include, among others, health care reform and other increased government participation in and taxation or regulation of health benefits and managed care operations, including but not limited to the implementation of, and subsequent modifications to, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 and the regulations promulgated thereunder (collectively, the “ACA”) as well as any related fees, assessments and taxes; the company’s ability to successfully participate in California’s Coordinated Care Initiative, which is subject to a number of risks inherent in untested health care initiatives and requires the company to adequately predict the costs of providing benefits to individuals that are generally among the most chronically ill within each of Medicare and Medi-Cal and implement delivery systems for benefits with which the company has limited operating experience; the company’s ability to successfully participate in the federal and state health insurance exchanges under the ACA, which involve uncertainties related to the mix and volume of business that could negatively impact the adequacy of the company’s premium rates and may not be sufficiently offset by the risk apportionment provisions of the ACA; increasing health care costs, including but not limited to costs associated with the introduction of new treatments or therapies; the company’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the recompetition of the company’s T-3 contract for the TRICARE North region; negative prior period claims reserve developments; rate cuts and other risks and uncertainties affecting the company’s Medicare or Medicaid businesses; trends in medical care ratios; membership declines or negative changes in the company’s health care product mix; unexpected utilization patterns or unexpectedly severe or widespread illnesses; failure to effectively oversee the company’s third-party vendors; noncompliance by the company or the company’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; the timing of collections on amounts receivable from state and federal governments and agencies; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care and Department of Health Care Services, the Arizona Health Care Cost Containment System, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; changes in political, economic or market conditions; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. The factors described in the context of such forward-looking statements in this press release could cause the company or Centene’s plans with respect to the proposed merger, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC and the other risks discussed in the company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, the company undertakes no obligation to address or publicly update any of its guidance, the assessment of the underlying assumptions or forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

Eight pages of tables follow.

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Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				June 30, 2015		September 30, 2014
	September 30, 2015	June 30, 2015	September 30, 2014	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	450	444	477	6	1.4%	(27)	(5.7)%
Small Group	236	241	243	(5)	(2.1)%	(7)	(2.9)%
Individual	267	279	269	(12)	(4.3)%	(2)	(0.7)%

Commercial	953	964	989	(11)	(1.1)%	(36)	(3.6)%
Medicare Advantage	168	168	169	0	0.0%	(1)	(0.6)%
Medi-Cal	1,777	1,712	1,485	65	3.8%	292	19.7%
Dual Eligibles	24	27	9	(3)	(11.1)%	15	166.7%

Total California	2,922	2,871	2,652	51	1.8%	270	10.2%

Arizona
Large Group	32	36	45	(4)	(11.1)%	(13)	(28.9)%
Small Group	36	37	44	(1)	(2.7)%	(8)	(18.2)%
Individual	65	69	97	(4)	(5.8)%	(32)	(33.0)%

Commercial	133	142	186	(9)	(6.3)%	(53)	(28.5)%
Medicare Advantage	38	38	46	0	0.0%	(8)	(17.4)%
Medicaid	67	76	80	(9)	(11.8)%	(13)	(16.3)%

Total Arizona	238	256	312	(18)	(7.0)%	(74)	(23.7)%

Northwest
Large Group	25	27	28	(2)	(7.4)%	(3)	(10.7)%
Small Group	22	22	23	0	0.0%	(1)	(4.3)%
Individual	2	2	4	0	0.0%	(2)	(50.0)%

Commercial	49	51	55	(2)	(3.9)%	(6)	(10.9)%
Medicare Advantage	64	63	56	1	1.6%	8	14.3%

Total Northwest	113	114	111	(1)	(0.9)%	2	1.8%

Total Health Plan Enrollment
Large Group	507	507	550	0	0.0%	(43)	(7.8)%
Small Group	294	300	310	(6)	(2.0)%	(16)	(5.2)%
Individual	334	350	370	(16)	(4.6)%	(36)	(9.7)%

Commercial	1,135	1,157	1,230	(22)	(1.9)%	(95)	(7.7)%
Medicare Advantage	270	269	271	1	0.4%	(1)	(0.4)%
Medi-Cal/Medicaid	1,844	1,788	1,565	56	3.1%	279	17.8%
Dual Eligibles	24	27	9	(3)	(11.1)%	15	166.7%

Western Region Operations	3,273	3,241	3,075	32	1.0%	198	6.4%

TRICARE - North Contract Eligibles	2,829	2,829	2,849	0	0.0%	(20)	(0.7)%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				June 30, 2015		September 30, 2014
	September 30, 2015	June 30, 2015	September 30, 2014	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	450	444	477	6	1.4%	(27)	(5.7)%
Arizona	32	36	45	(4)	(11.1)%	(13)	(28.9)%
Northwest	25	27	28	(2)	(7.4)%	(3)	(10.7)%

	507	507	550	0	0.0%	(43)	(7.8)%

Small Group
California	236	241	243	(5)	(2.1)%	(7)	(2.9)%
Arizona	36	37	44	(1)	(2.7)%	(8)	(18.2)%
Northwest	22	22	23	0	0.0%	(1)	(4.3)%

	294	300	310	(6)	(2.0)%	(16)	(5.2)%

Individual
California	267	279	269	(12)	(4.3)%	(2)	(0.7)%
Arizona	65	69	97	(4)	(5.8)%	(32)	(33.0)%
Northwest	2	2	4	0	0.0%	(2)	(50.0)%

	334	350	370	(16)	(4.6)%	(36)	(9.7)%

Commercial
California	953	964	989	(11)	(1.1)%	(36)	(3.6)%
Arizona	133	142	186	(9)	(6.3)%	(53)	(28.5)%
Northwest	49	51	55	(2)	(3.9)%	(6)	(10.9)%

	1,135	1,157	1,230	(22)	(1.9)%	(95)	(7.7)%

Medicare Advantage
California	168	168	169	0	0.0%	(1)	(0.6)%
Arizona	38	38	46	0	0.0%	(8)	(17.4)%
Northwest	64	63	56	1	1.6%	8	14.3%

	270	269	271	1	0.4%	(1)	(0.4)%

Medi-Cal/Medicaid
California	1,777	1,712	1,485	65	3.8%	292	19.7%
Arizona	67	76	80	(9)	(11.8)%	(13)	(16.3)%

	1,844	1,788	1,565	56	3.1%	279	17.8%

Dual Eligibles
California	24	27	9	(3)	(11.1)%	15	166.7%

Total Health Plan Enrollment
Large Group	507	507	550	0	0.0%	(43)	(7.8)%
Small Group	294	300	310	(6)	(2.0)%	(16)	(5.2)%
Individual	334	350	370	(16)	(4.6)%	(36)	(9.7)%

Commercial	1,135	1,157	1,230	(22)	(1.9)%	(95)	(7.7)%
Medicare Advantage	270	269	271	1	0.4%	(1)	(0.4)%
Medi-Cal/Medicaid	1,844	1,788	1,565	56	3.1%	279	17.8%
Dual Eligibles	24	27	9	(3)	(11.1)%	15	166.7%

Western Region Operations	3,273	3,241	3,075	32	1.0%	198	6.4%

TRICARE - North Contract Eligibles	2,829	2,829	2,849	0	0.0%	(20)	(0.7)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended September 30, 2015	Quarter Ended June 30, 2015	Quarter Ended September 30, 2014
REVENUES:
Health plan services premiums	$3,977,891	$4,003,432	$3,631,617
Government contracts	160,661	141,055	146,183
Net investment income	13,915	16,424	10,964
Administrative services fees and other income	1,200	2,712	1,106

Total revenues	4,153,667	4,163,623	3,789,870

EXPENSES:
Health plan services	3,318,415	3,363,742	3,104,010
Government contracts	158,124	137,262	124,403
General and administrative	442,326	448,713	373,623
Selling	66,155	69,190	66,111
Depreciation and amortization	6,882	4,202	6,500
Interest	8,417	8,412	7,810
Asset impairment	—	—	84,690

Total expenses	4,000,319	4,031,521	3,767,147

Income from operations before income taxes	153,348	132,102	22,723
Income tax provision	93,095	73,734	31,662

Net income (loss)	$60,253	$58,368	$(8,939)

Net income (loss) per share:
Basic	$0.78	$0.76	$(0.11)
Diluted	$0.77	$0.75	$(0.11)
Weighted average shares outstanding:
Basic	77,288	77,172	80,235
Diluted	78,405	78,157	80,235

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	September 30, 2015	June 30, 2015	September 30, 2014
ASSETS
Current Assets
Cash and cash equivalents	$972,908	$756,797	$1,114,558
Investments - available for sale	2,221,278	2,371,540	1,664,830
Premiums receivable, net	832,785	434,067	579,515
Amounts receivable under government contracts	165,073	223,160	143,662
Other receivables	430,987	459,090	307,369
Deferred taxes	76,495	62,983	71,434
Assets held for sale	—	50,000	50,000
Other assets	309,543	501,200	157,066

Total current assets	5,009,069	4,858,837	4,088,434
Property and equipment, net	139,083	80,816	92,193
Goodwill	558,886	558,886	558,886
Other intangible assets, net	9,712	10,415	12,526
Deferred taxes	16,520	43,588	34,580
Investments - available for sale - noncurrent	20,064	6,544	3,055
Other noncurrent assets	270,097	300,572	173,230

Total Assets	$6,023,431	$5,859,658	$4,962,904

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,684,423	$1,757,939	$1,733,307
Health care and other costs payable under government contracts	56,417	75,092	62,796
Unearned premiums	121,061	190,021	125,363
Accounts payable and other liabilities	1,486,133	1,168,014	540,968

Total current liabilities	3,348,034	3,191,066	2,462,434
Senior notes payable	399,658	399,607	399,453
Deferred taxes	—	—	—
Borrowings under revolving credit facility	210,000	210,000	100,000
Other noncurrent liabilities	277,922	346,915	235,393

Total Liabilities	4,235,614	4,147,588	3,197,280

Stockholders’ Equity
Common stock	154	154	152
Additional paid-in capital	1,489,532	1,481,691	1,432,513
Treasury common stock, at cost	(2,454,067)	(2,453,869)	(2,272,180)
Retained earnings	2,757,886	2,697,633	2,604,363
Accumulated other comprehensive (loss) income	(5,688)	(13,539)	776

Total Stockholders’ Equity	1,787,817	1,712,070	1,765,624

Total Liabilities and Stockholders’ Equity	$6,023,431	$5,859,658	$4,962,904

Debt-to-Total Capital Ratio	25.4%	26.3%	22.1%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended September 30, 2015	Quarter Ended June 30, 2015	Quarter Ended September 30, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$60,253	$58,368	$(8,939)
Adjustments to reconcile net income (loss) to net cash
(used in) provided by operating activities:
Amortization and depreciation	6,882	4,202	6,500
Share-based compensation expense	7,724	7,067	6,109
Deferred income taxes	9,289	2,691	(38,231)
Excess tax benefits from share-based compensation	(74)	(1,653)	(241)
Asset impairment	—	—	84,690
Net realized gain on sale on investments	82	(1,564)	(346)
Other changes	9,210	12,296	7,264
Changes in assets and liabilities:
Premiums receivable and unearned premiums	(467,678)	(105,357)	264,032
Other current assets, receivables and noncurrent assets	136,889	(128,040)	(34,671)
Amounts receivable/payable under government contracts	30,893	2,439	12,369
Reserves for claims and other settlements	(73,516)	(155,839)	244,985
Accounts payable and other liabilities	249,365	45,115	44,434

Net cash (used in) provided by operating activities	(30,681)	(260,275)	587,955

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	342,013	447,939	104,628
Maturities of investments	23,911	24,393	21,064
Purchases of investments	(110,065)	(517,529)	(133,014)
Purchases of property and equipment	(17,731)	(19,108)	(18,439)
Sales and purchases of restricted investments and other	2,176	1,258	2,002

Net cash provided by (used in) investing activities	240,304	(63,047)	(23,759)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	2,008	6,860	14,945
Repurchases of common stock	(161)	(298)	(57,168)
Excess tax benefits from share-based compensation	74	1,653	241
Borrowings under financing arrangements	15,000	95,000	—
Repayment of borrowings under financing arrangements	(15,000)	(80,000)	—
Net (decrease) increase in checks outstanding, net of deposits	(8,230)	8,230	—
Customer funds administered	12,797	30,321	(10,753)

Net cash provided by (used in) financing activities	6,488	61,766	(52,735)

Net increase (decrease) in cash and cash equivalents	216,111	(261,556)	511,461
Cash and cash equivalents, beginning of period	756,797	1,018,353	603,097

Cash and cash equivalents, end of period	$972,908	$756,797	$1,114,558

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended September 30, 2015				Quarter Ended June 30, 2015				Quarter Ended September 30, 2014
	Western Region	Government	Corporate/		Western Region	Government	Corporate/		Western Region	Government	Corporate/
	Operations[1]	Contracts[2]	Other[3]	Consolidated	Operations[1]	Contracts[2]	Other[4]	Consolidated	Operations[1]	Contracts[2]	Other[5]	Consolidated
Commercial premiums	$1,412,264			$1,412,264	$1,412,920			$1,412,920	$1,430,769			$1,430,769
Medicare premiums	778,237			778,237	782,412			782,412	763,327			763,327
Medicaid premiums	1,668,091			1,668,091	1,673,083			1,673,083	1,397,732			1,397,732
Dual Eligibles premiums	119,299			119,299	135,017			135,017	39,789			39,789

Health plan services premiums	3,977,891			3,977,891	4,003,432			4,003,432	3,631,617			3,631,617
Government contracts		160,661		160,661		141,055		141,055		146,183		146,183
Net investment income	13,915			13,915	16,424			16,424	10,964			10,964
Administrative services fees and other income	1,200			1,200	2,712			2,712	1,106			1,106

Total revenues	3,993,006	160,661		4,153,667	4,022,568	141,055		4,163,623	3,643,687	146,183		3,789,870
Health plan services	3,318,415			3,318,415	3,363,742			3,363,742	3,104,010			3,104,010
Government contracts		158,158	(34)	158,124		137,248	14	137,262		123,571	832	124,403
Premium tax	71,374			71,374	67,954			67,954	53,417			53,417
Health insurer fee	58,408			58,408	58,500			58,500	31,947			31,947
Other ACA fees	22,163			22,163	21,495			21,495	26,643			26,643
Administrative expenses	268,628		21,753	290,381	274,610		26,154	300,764	241,352		20,264	261,616

Total general and administrative	420,573		21,753	442,326	422,559		26,154	448,713	353,359		20,264	373,623
Selling	66,155			66,155	69,190			69,190	66,111			66,111
Depreciation and amortization	6,882		—	6,882	3,958		244	4,202	6,500			6,500
Interest	8,417			8,417	8,412			8,412	7,810			7,810
Asset impairment			—	—			—	—			84,690	84,690

Total expenses	3,820,442	158,158	21,719	4,000,319	3,867,861	137,248	26,412	4,031,521	3,537,790	123,571	105,786	3,767,147

Income (loss) from operations before income taxes	172,564	2,503	(21,719)	153,348	154,707	3,807	(26,412)	132,102	105,897	22,612	(105,786)	22,723
Income tax provision (benefit)	98,812	1,182	(6,899)	93,095	82,300	1,587	(10,153)	73,734	61,085	8,918	(38,341)	31,662

Income (loss) from operations	$73,752	$1,321	$(14,820)	$60,253	$72,407	$2,220	$(16,259)	$58,368	$44,812	$13,694	$(67,445)	$(8,939)

Basic earnings (loss) per share	$0.95	$0.02	$(0.19)	$0.78	$0.94	$0.03	$(0.21)	$0.76	$0.56	$0.17	$(0.84)	$(0.11)
Diluted earnings (loss) per share	$0.94	$0.02	$(0.19)	$0.77	$0.92	$0.03	$(0.21)	$0.75	$0.55	$0.17	$(0.84)	$(0.11)
Basic weighted average shares outstanding	77,288	77,288	77,288	77,288	77,172	77,172	77,172	77,172	80,235	80,235	80,235	80,235
Diluted weighted average shares outstanding	78,405	78,405	77,288	78,405	78,157	78,157	77,172	78,157	81,513	81,513	80,235	80,235
Pretax margin	4.3%				3.8%				2.9%
Western Region Operations premium yield	1.2%				8.0%				13.7%
Western Region Operations premium PMPM	$405.73				$414.68				$400.91
Western Region Operations health care cost trend	(1.2)%				7.1%				15.3%
Western Region Operations health care cost PMPM	$338.46				$348.42				$342.66
Western region operations health plan services MCR	83.4%				84.0%				85.5%
Administrative expense ratio	6.8%				6.9%				6.6%
Total G&A expense ratio	10.6%				10.5%				9.7%
Selling costs ratio	1.7%				1.7%				1.8%

[1]	Includes the operations of the company’s commercial, Medicare, Medicaid and Dual Eligibles health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.
[2]	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts.
[3]	Primarily includes costs related to the company’s transaction with Cognizant. Also includes costs related to the company’s pending merger with Centene.
[4]	Primarily includes costs related to the company’s transaction with Cognizant. Also includes severance expenses.
[5]	Primarily includes costs related to the company’s transaction with Cognizant and related asset impairment.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the quarter and multiplying that amount by the number of days in the quarter. In this press release, management presents an adjusted DCP metric which subtracts capitation and Medicare Advantage-Prescription Drug (MAPD) payables/costs from the claims reserve and health plan costs.

Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP than does GAAP DCP, which includes such amounts. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

	Q3 2015	Q2 2015	Q3 2014
Reconciliation of Days Claims Payable:
(1) Reserve for Claims and Other Settlements - GAAP	$1,684.4	1,757.9	1,733.3
Less: Capitation and MAPD Payables	(251.2)	(374.4)	(407.1)

(2) Reserve for Claims and Other Settlements - Adjusted	$1,433.2	1,383.5	1,326.2
(3) Health Plan Services Cost - GAAP	$3,318.4	$3,363.7	$3,104.0
Less: Capitation and MAPD Costs	(1,237.6)	(1,233.0)	(1,236.0)

(4) Health Plan Services Cost - Adjusted	$2,080.8	$2,130.7	$1,868.0
(5) Number of Days in Period	92	91	92
= (1) / (3) * (5) Days Claims Payable - GAAP Basis (using end of period reserve amount)	46.7	47.6	51.4
= (2) / (4) * (5) Days Claims Payable - Adjusted Basis (using end of period reserve amount)	63.4	59.1	65.3

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	YTD 9/2015	FY 2014	FY 2013
Reserve for claims (a), beginning of period	$1,186.3	$807.4	$808.7
Incurred claims related to:
Current Year (f)	4,777.0	5,613.0	4,666.0
Prior Years (c)	(109.4)	(14.6)	(56.2)

Total Incurred (b)	4,667.6	5,598.4	4,609.8
Paid claims related to:
Current Year	3,540.8	4,443.2	3,872.5
Prior Years	1,035.3	776.3	738.6

Total Paid (b)	4,576.1	5,219.5	4,611.1

Reserve for claims (a), end of period	1,277.8	1,186.3	807.4
Add:
Claims Payable (d)	104.5	175.4	67.0
Other (e)	302.1	534.3	109.7

Reserves for claims and other settlements, end of period	$1,684.4	$1,896.0	$984.1

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. Negative amounts in this line represent favorable development in estimated prior years’ health care costs. Positive amounts in this line represent unfavorable development in estimated prior years’ health care costs. The favorable developments related to prior years do not directly correspond to an increase in our operating results because any favorable prior period reserve development increases current period net income only to the extent that the current period provision for adverse deviation (see footnote (f)) is less than the benefit recognized from the prior period favorable development. The favorable development related to prior years that was recorded in the nine months ended September 30, 2015 consisted of $31.7 million in favorable prior year development primarily due to the growth of the new Medicaid expansion population in 2014 and a release of $77.7 million of the provision for adverse deviation held at December 31, 2014. For a detailed description of reserve development for fiscal years 2014 and 2013, see Note 2 to the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2014.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.
(f)	Our IBNR estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. Such amounts were $84.3 million, $77.7 million and $53.4 million as of September 30, 2015, December 31, 2014, and December 31, 2013, respectively.